Exhibit 99.1

Sportsman’s Warehouse Appoints Jennifer Fall Jung as Chief Financial Officer and Secretary

WEST JORDAN, Utah, August 5, 2025 -- Sportsman’s Warehouse Holdings, Inc. (“Sportsman’s Warehouse” or the “Company”) (Nasdaq: SPWH) announced today the appointment of Jennifer Fall Jung as the Chief Financial Officer and Secretary of the Company, effective August 18, 2025. Ms. Fall Jung will succeed Jeff White, who will continue to serve as Chief Financial Officer and Secretary until August 18, 2025, and then serve in a consulting role to assist with the transition until September 9, 2025.

“I’m pleased to welcome Jennifer as the new Chief Financial Officer of Sportsman’s Warehouse. Jennifer is a proven leader with deep experience in the specialty retail industry and a track record of driving strategic growth in direct-to-consumer businesses. Her leadership will be instrumental in executing the Company’s long-term financial and strategic plans,” said Paul Stone, President and Chief Executive Officer of Sportsman's Warehouse. “I also want to thank Jeff for his many years of service at Sportsman’s and the leadership he provided during his tenure as Chief Financial Officer.”

Ms. Fall Jung has over 25 years of experience in the consumer goods industry. From June 2023 to April 2025, she served as the Executive Vice President, Chief Financial Officer of The Duckhorn Portfolio, Inc., a formerly publicly traded company that sells luxury wines. From August 2019 to February 2023, Ms. Fall Jung served as Chief Financial Officer of Funko, Inc., a publicly traded consumer goods company focused on licensed collectables, accessories and apparel. Prior to that role, Ms. Fall Jung held a variety of roles at The Gap, Inc. From January 2017 to March 2018, Ms. Fall Jung served as Senior Vice President, Corporate Finance and Investor Relations at The Gap, Inc. From November 2012 to January 2017, she served as Chief Financial Officer and Senior Vice President of Old Navy Global Stores and Online, a division of The Gap, Inc. and Head of International of Old Navy Global.

About Sportsman’s Warehouse Holdings, Inc.

Sportsman’s Warehouse Holdings, Inc. is an outdoor specialty retailer focused on meeting the needs of the seasoned outdoor veteran, the first-time participant, and everyone in between. We provide outstanding gear and exceptional service to inspire outdoor memories.

For press releases and certain additional information about the Company, visit the Investor Relations section of the Company's website at www.sportsmans.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this press release include, but are not limited to, statements regarding the appointment of Ms. Fall Jung as the Company’s next Chief Financial Officer and Secretary, effective August 18, 2025 and her strategic role with the Company. Investors can identify these statements by the fact that they use words such as “aim,” “anticipate,” “assume,” “believe,” “can have,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “likely,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “should,” “target,” “will,” “would” and similar terms and phrases. These forward-looking statements are based on current expectations, estimates, forecasts, and projections about our business and the industry in which we operate, and our management’s beliefs and assumptions. We derive many of our forward-looking statements from our own operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that predicting the impact of known factors is very difficult, and we cannot anticipate all factors that could affect our actual results. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to many factors including, but not limited to: current and future government regulations, in particular regulations relating to the sale of firearms and ammunition, which may impact the supply and demand for the Company’s products and ability to conduct its business; the Company’s retail-based business model which is impacted by general economic and market conditions and economic, market and financial uncertainties that may cause a decline in consumer spending; the Company’s concentration of stores in the Western United States which makes the Company susceptible to adverse conditions in this region, and could affect the Company’s sales and cause the Company’s operating results to suffer; the highly fragmented and competitive industry in which the Company operates and the potential for increased competition; changes in consumer demands, including regional preferences, which we may not be able to identify and respond to in a timely manner; the Company’s entrance into new markets or operations in existing markets, including the Company’s plans to open additional stores in future periods, which may not be successful; the Company’s implementation of a plan to reduce expenses in response to adverse macroeconomic conditions, including an increased focus on financial discipline and rigor throughout the Company’s organization; impact of general macroeconomic conditions, such as labor shortages, inflation, elevated interest rates, the impacts of tariffs and trade disputes, economic slowdowns, and recessions or market corrections; and other factors that are set forth in the Company's filings with the Securities and Exchange Commission (“SEC”), including under the caption “Risk Factors” in the Company’s Form 10-K for the fiscal year ended February 1, 2025, which was filed with the SEC on April 2, 2025, and the Company’s other public filings made with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Investor Contact:

Riley Timmer
Vice President, Strategic Programs & Investor Relations
Sportsman’s Warehouse
(801) 304-2816
investors@sportsmans.com